Exhibit 5.1

October 14, 2026

SKYX Platforms Corp.

2855 W. McNab Road

Pompano Beach, Florida 33069

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SKYX Platforms Corp., a Florida corporation (the “Company”), in connection with the preparation and filing by the Company of its registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed resale of up to 25,250,000 shares (the “Shares”) of common stock, no par value per share, of the Company (the “Common Stock”) issued pursuant to the Agreement and Plan of Merger, dated September 9, 2026, by and among the Company, Lumineer Merger Sub, Inc., Deako, Inc., and WT Representative LLC, as the securityholders’ representative (the “Merger Agreement”), by the selling securityholders listed in the Registration Statement, which Shares may be sold from time to time and on a delayed or continuous basis, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”).

In rendering the opinion set forth below, we have examined copies of (a) the Company’s Articles of Incorporation, as amended, (b) the Company’s Third Amended and Restated By-laws, (c) a recent Certificate of Status with respect to the Company, issued by the Department of State of the State of Florida, (d) the Registration Statement and Prospectus, (e) the Merger Agreement, (f) certain resolutions and minutes of the Board of Directors of the Company relating to the Shares and the Registration Statement, and (g) copies of such other agreements, documents, instruments, certificates and records as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof. In providing this opinion letter, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Florida Business Corporation Act, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property and (m) the severability, if invalid, of provisions to the foregoing effect. Our opinion set forth above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP